UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MILLS, TONY G.
   2300 Windy Ridge Parkway
   Suite 100 North
   Marietta, GA  30339-8426
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Profit Recovery Group International, Inc.
   PRGX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President - Corporate Development and Assistant Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |4/28/9|M   | |5,000             |A  |11.00      |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/28/9|S   | |5,000             |D  |37.3125    |1,065(1)           |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |1,000              |I     |As Trustee and Beneficiary |
                           |      |    | |                  |   |           |                   |      |of Trust                   |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Options (right to purc|11.00   |4/28/|M   | |5,000      |D  |(2)  |3/26/|Common Stock|5,000  |N/A    |37,000      |D  |            |
hase)                 |        |99   |    | |           |   |     |06   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Includes 324 shares acquired in December 1998 under The Profit Recovery Group International, Inc. Employee Stock Purchase Plan.
(2) Option is exercisable in five equal annual annual installments of 12,000 each beginning on 3/26/97.
SIGNATURE OF REPORTING PERSON
TONY G. MILLS by CLINTON MCKELLAR, JR. GENERAL COUNSEL
DATE
May 5, 1999